Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-133898 and No. 333-112932 on Form S-8, and Amendment No. 1 to Registration Statement No. 333-150244 on Form S-3 of our report dated March 1, 2013, relating to the consolidated financial statements of Maui Land & Pineapple Company, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding going concern uncertainty), appearing in this Annual Report on Form 10-K of Maui Land & Pineapple Company, Inc. and subsidiaries for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP
Honolulu, Hawaii
March 1, 2013